EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                       SYMPHONY TELECOM INTERNATIONAL INC.


         AGREEMENT AND PLAN OF MERGER, dated as of March __, 2001, between SYMPHONY TELECOM INTERNATIONAL INC., a Utah corporation ("SYMY Utah"), and
SYMPHONY TELECOM CORP., a Delaware corporation ("SYMY Delaware"), such corporations being sometimes referred to herein together as the "Corporations".

         WITNESSETH:

         WHEREAS, SYMY Utah was incorporated under the laws of the State of Utah on ________, and the authorized capital stock of SYMY Utah consists of 50,000,000 shares of common stock, par value $.001 per share ("Utah Common Stock"), of which 19,443,809 shares were issued and outstanding on the date hereof;

         WHEREAS, SYMY Delaware was incorporated under the laws of the State of Delaware on February 13, 2001, and the authorized capital stock of SYMY Delaware consists of 100,000,000 shares of common stock, par value $.0001 per share ("Delaware Common Stock") and 100,000,000 shares of preferred stock, par value $.0001 per share ("Delaware Preferred Stock") (the Delaware Common Stock together with the Delaware Preferred Stock are collectively referred to herein as the "Delaware Capital Stock");

         WHEREAS, there are currently outstanding 1,000 shares of Delaware Common Stock, all of which are owned by SYMY Utah, constituting all of the issued and outstanding capital stock of SYMY Delaware;

         WHEREAS, the respective Boards of Directors of the Corporations have determined that it is in the best interests of each of the corporations and their respective shareholders that SYMY Utah merge with and into SYMY Delaware (the "Merger"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "GCL") and the Utah Revised Business Corporation Act (the "BCA"), with SYMY Delaware to be the surviving corporation of the Merger and to continue existence under the GCL;

         WHEREAS, for U.S., federal income tax purposes, it is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended; and

         WHEREAS, the respective Boards of Directors of the Corporations, by resolutions duly adopted, have approved this Agreement, and have directed that it be submitted to the respective shareholders of the Corporations for approval and adoption;

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         NOW,  THEREFORE,  in  consideration  of the  premises and of the mutual agreements set forth herein, the Corporations hereby agree as follows:

                                  ARTICLE ONE
                                     MERGER

         1.1 On the Effective Date (as defined in Section 1.6), and in accordance with the provisions of the GCL and the BCA, SYMY Utah shall be merged with and into SYMY Delaware, which shall be the surviving corporation (the "Surviving Corporation") of the Merger. The name of the Surviving Corporation is, and on and after the Effective Date shall continue to be, "Symphony Telecom Corp."

         1.2 On the Effective Date, the separate existence of SYMY Utah shall cease, SYMY Utah and SYMY Delaware shall be a single corporation and the Surviving Corporation shall possess all the rights, privileges, powers and franchises, as well of a public as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Corporations, and all property, real, personal and mixed, and all debts due to either of the Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to or due to each of the Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they' were of the Corporations, and title to any real estate or interest therein, vested by deed or otherwise in either of the Corporations, shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and any liens upon the property of either of the Corporations shall be preserved unimpaired and all debts, liabilities and duties of each of the Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against either of the Corporations shall be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in such action or proceeding in place of either of the Corporations.

         1.3 From time to time after the Effective Date, the last acting officers of SYMY Utah or the corresponding officers of the Surviving Corporation may, in the name of SYMY Utah, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions, as the Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to vest in, or perfect or confirm to, the Surviving Corporation and its successors and assigns, title to, and possession of, all of the property, rights, privileges, powers and franchises referred to in Section 1.2 and otherwise to carry out the intent and purposes of this Agreement.

         1.4 All corporate acts, plans (including, without limitation, stock option plans), policies, approvals and authorizations of SYMY Utah, its shareholders, Board of Directors, committees elected or appointed by its Board of Directors, officers and agents, which are valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, approvals and authorizations of the Surviving Corporation and shall be as effective and binding on the surviving corporation as they were with respect to SYMY Utah. The employees of SYMY Utah shall become the employees of the Surviving Corporation and shall continue to be entitled to the same rights and benefits which they enjoyed as employees of SYMY Utah.

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

         1.5 On and after the Effective Date, (a) the Certificate of Incorporation and By-Laws of SYMY Delaware, as in effect on the date hereof, shall continue to be the Certificate of Incorporation and By-Laws of the Surviving Corporation, unless and until they are thereafter duly altered, amended or repealed, as provided therein or by law, (b) the persons serving as directors and officers of SYMY Utah immediately prior to the Effective Date shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors shall have been elected and shall have been duly qualified or until their earlier death, resignation or removal, and (c) the independent certified public accountants serving as auditors of SYMY Utah immediately prior to the Effective Date shall serve 'as the auditors of SYMY Delaware.

         1.6 If this Agreement is approved and adopted by the shareholders of SYMY Utah and the sole stockholder of SYMY Delaware and this Agreement is not abandoned or terminated as permitted by Article Five, this Agreement shall be certified, filed with the Secretary of State of Delaware and recorded in accordance with the GCL and a Certificate of Merger shall be signed, verified and filed with the Division of Corporations and Commercial Code of the State of Utah in accordance with the BCA. The Merger shall become effective on the date on which the last of such filings is made, which date is referred to herein as the "Effective Date".

                                  ARTICLE TWO
                      COVENANT OF THE SURVIVING CORPORATION
                  TO COMPLY WITH CERTAIN PROVISIONS OF UTAH LAW

         The Surviving Corporation shall comply with the provisions of the BCA 'With respect to foreign corporations doing business in the State of Utah and, in this regard, hereby agrees that it shall promptly pay to any dissenting shareholders of SYMY Utah the amount, if any, to which they shall be entitled as a result of the Merger under the provisions of the BCA with respect to the rights of dissenting shareholders.

                                 ARTICLE THREE
                              CONVERSION OF SHARES

         The manner and basis of converting the shares of Utah Common Stock shall be as follows:

         3.1 On the Effective Date, each of the 1000 shares of Delaware Common Stock owned by SYMY Utah immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of any party, be cancelled and retired and all rights in respect thereof shall cease, and the stated capital of SYMY Delaware shall be reduced by the $.10 of capital applicable to such shares. SYMY Utah shall surrender the certificate for such shares to the Secretary of SYMY Delaware for cancellation.

         3.2 On the Effective Date, each share of Utah Common Stock issued and outstanding on the Effective Date shall thereupon be converted into and exchanged for one share of Delaware Common Stock. Such conversion shall be effected without the surrender of stock certificates or any other action, and each certificate evidencing issued and outstanding shares of Utah Common Stock on the Effective Date shall thereupon become, and be deemed for all purposes to evidence the ownership of, the same number of issued and outstanding, fully paid, nonassessable shares' of Delaware Common Stock.

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

         3.3 On the Effective Date, each share of Utah Preferred Stock issued and outstanding on the Effective Date shall thereupon be converted into and exchanged for one share of Delaware Preferred Stock. Such conversion shall be effected without the surrender of stock certificates or any other action, and each certificate evidencing issued and outstanding shares of Utah Preferred Stock on the Effective Date shall thereupon become, and be deemed for all purposes to evidence the ownership of, the same number of issued and outstanding, fully paid, nonassessable shares' of Delaware Preferred Stock.

         3.4 On and after the Effective Date, each holder of a certificate evidencing issued and outstanding shares of Utah Capital Stock may, but shall not be required to, surrender such certificate to SYMY Delaware and, upon such surrender, such holder shall be entitled to receive a certificate evidencing the same number of shares of Delaware Capital Stock as the number of shares of Utah Capital Stock formerly evidenced by the certificate surrendered. Until so surrendered, each certificate which evidenced shares of Utah Capital Stock on the Effective Date shall be deemed for all purposes to evidence the ownership of the shares of Delaware Capital Stock into which such shares were converted by virtue of the Merger. No service charge, brokerage commission or stock transfer tax shall be payable by any holder of shares of Utah Capital Stock in connection with the issuance of certificates evidencing shares of Delaware Capital Stock, except that, if any such certificate is to be issued in a name other than that in which the certificate surrendered for exchange is registered, it shall be a condition of such issuance that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of the Delaware Capital Stock certificate in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of SYMY Delaware or its transfer agent that such tax has been paid or is not applicable. SYMY Delaware shall have the right to rely upon the stock records of SYMY Utah as to the ownership of shares of Delaware Capital Stock on the Effective Date.

         3.5 SYMY Utah shall not record on its books any transfer of certificates representing issued and outstanding shares of Utah Capital Stock on or after the Effective Date.

         3.6 On the Effective Date, each option, warrant or right, to purchase shares of Utah Common Stock granted by SYMY Utah and outstanding on the Effective Date shall, by virtue of the Merger and without any action by any party, be converted into an option, warrant or right, as the case may be, to purchase, upon the same terms and conditions, the same number of shares of Delaware Common Stock.

         3.7 As of the Effective Date, the Surviving Corporation shall reserve out of its authorized and unissued Delaware Common Stock a sufficient number of shares thereof for issuance upon exercise or conversion of the options, warrants and rights referred to in Section 3.6.

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

                                  ARTICLE FOUR
                                   CONDITIONS

         The consummation of the Merger is subject to the satisfaction prior to the Effective Date of the following conditions: 4.1 At least a majority of the outstanding shares of Utah Capital Stock entitled to vote shall have been voted in favor of this Agreement and the transactions contemplated hereby, and SYMY Utah, as the sole stockholder of SYMY Delaware, shall have approved this Agreement and the transactions contemplated hereby. 4.2 The Board of Directors of SYMY Utah shall not have determined that in light of the potential liability of the Surviving Corporation which might result from the exercise of dissenters, rights by shareholders of SYMY Utah, the Merger would be impracticable, undesirable or not in the best interests of the shareholders of SYMY Utah.

         4.3 No governmental authority or other third party shall have instituted or threatened any action or proceeding against SYMY Utah or SYMY Delaware to enjoin, hinder or delay, or to obtain damages or other relief in connection with, the transactions contemplated by this Agreement and no action shall have been taken by any court or governmental authority rendering SYMY Utah or SYMY Delaware unable to consummate the transactions contemplated by this Agreement.

                                  ARTICLE FIVE
                                   TERMINATION

         This Agreement may be terminated and the Merger abandoned by SYMY Utah or SYMY Delaware by appropriate resolution of its respective Board of Directors and for any reason whatsoever, at any time prior to the Effective Date, whether before or after approval and adoption of this Agreement by the shareholders of SYMY Utah or by SYMY Utah as sole stockholder of SYMY Delaware. In the event that this Agreement is terminated, it shall become void and shall have no effect and no liability shall be imposed upon either of the Corporations or the directors, officers or shareholders thereof.

                                  ARTICLE SIX
                              AMENDMENT AND WAIVER

         Prior to the Effective Date, whether before or after approval of this Agreement by the shareholders of SYMY Utah or by SYMY Utah as sole stockholder of SYMY Delaware, this Agreement may be amended or modified in any manner (except that the provisions of sections 3.2, 3.3, and 3.6 may not be amended without the approval of the shareholders of SYMY Utah), as may be determined in the judgment of the respective Boards of Directors of the Corporations to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the filing, recording or official approval of this Agreement and the Merger in accordance with the purposes and intent of this Agreement. Any failure of either of the Corporations to comply with any of the agreements set forth herein may be expressly waived in writing by the other Corporation.

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

         IN WITNESS WHEREOF, each of the Corporations has caused this Agreement and Plan of Merger to be executed on its behalf by an officer thereunto duly authorized as of the date first set forth above.

                                           SYMPHONY TELECOM
                                           INTERNATIONAL INC. (UTAH)


                                           By: /s/ Gilles Trahan
                                           Name:   Gilles Trahan
                                           Title:  CEO and Chairman of the Board


                                           SYMPHONY TELECOM CORP. (DELAWARE)


                                           By: /s/ Daniel G. Cullen
                                           Name:   Daniel G. Cullen
                                           Title:  President





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